UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): April 10, 2018 (April 10, 2018)

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33805	26-0354783
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)
212-790-0000
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the
Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
New Credit and Guaranty Agreement
On April 10, 2018 (the “Closing Date”), OZ Management LP, as borrower (the “Borrower”), and certain other subsidiaries of Och-Ziff Capital Management Group LLC (“Oz Management”), as guarantors, entered into a senior secured credit and guaranty agreement (the “Senior Credit Agreement”) consisting of (i) a $250 million term loan facility (the “Term Loan Facility”) and (ii) a $100 million revolving credit facility (the “Revolving Facility”), with certain financial institutions, as lenders, and JPMorgan Chase Bank, N.A., as administrative agent. The Borrower borrowed the full amount available under the Term Loan Facility on the Closing Date. The Term Loan Facility initially matures five years after the Closing Date. The Revolving Facility initially matures four years and six months after the Closing Date. The maturity date of both the Term Loan Facility and the Revolving Facility may be extended pursuant to the terms of the Senior Credit Agreement. The proceeds of the loans under the Term Loan Facility together with cash on hand will be used to redeem the Notes (as defined below). The Borrower intends to use the proceeds of the Revolving Facility for working capital and general corporate purposes. Any amounts borrowed under the Term Loan Facility and subsequently repaid may not be reborrowed. Any amounts borrowed under the Revolving Facility and subsequently repaid may be reborrowed until the maturity or termination of the Revolving Facility.
Loans under the Term Loan Facility will bear interest at a per annum rate equal to, at the Borrower’s option, one, three or six month (or (i) twelve month with the consent of each lender or (ii) with respect to the loans under the Term Loan Facility on the Closing Date, any period of less than three months as may be agreed by the administrative agent and the Borrower) LIBOR plus a margin of 4.75%, or a base rate plus a margin of 3.75%. Loans under the Revolving Facility will bear interest at a per annum rate equal to, at the Borrower’s option, one, three or six month (or twelve month with the consent of each lender) LIBOR plus a margin of 1.75% to 2.75%, or a base rate plus a margin of 0.75% to 1.75%. The Borrower is required to pay an undrawn commitment fee at a rate per annum equal to 0.20% to 0.75% of the undrawn portion of the commitments under the Revolving Facility computed on a daily basis. The LIBOR and base rate margins under the Revolving Facility, as well as the amount of the commitment fee owed by the Borrower under the Revolving Facility, are based on the Borrower’s corporate rating at the time.
The obligations of the Borrower under the Senior Credit Agreement are guaranteed by OZ Advisors LP (“OZA”) and OZ Advisors II LP (“OZA II,” together with the Borrower and OZA, the “Operating Group Entities”) and are secured by a lien on substantially all of the Borrower’s and such guarantors’ assets, subject to certain exclusions. The Senior Credit Agreement also requires that certain sister companies and material domestic subsidiaries formed or acquired after the Closing Date and that are “Investment Advisers” or “Relying Advisers” (as defined in the U.S. Investment Advisers Act of 1940) grant a lien on substantially all of their respective assets, subject to certain exclusions, to secure the obligations of the Borrower and the other guarantors under the Senior Credit Agreement and to guarantee the obligations of the Borrower and the other guarantors under the Senior Credit Agreement.
The Senior Credit Agreement contains customary representations and warranties and covenants for a transaction of this type, including two financial maintenance covenants. The first financial maintenance covenant prohibits the total fee-paying assets under management of the Borrower, the guarantors, and their consolidated subsidiaries as of the last day of any fiscal quarter to be less than $20 billion, and the second prohibits the total net leverage ratio as of the last day of any fiscal quarter, beginning with the fiscal quarter ending on March 31, 2018, to exceed (i) 3.00 to 1.00, or (ii) following the third anniversary of the Closing Date, 2.50 to 1.00. The Senior Credit Agreement allows a limited right to cure an event of default resulting from noncompliance with the total net leverage ratio test described above with an equity contribution made to the Borrower. Such cure right may not be used more than two times in any four-quarter period or more than three times during the term of the Senior Credit Agreement. Certain subsidiaries of Oz Management, including, but not limited to, funds and other investment vehicles owned or managed by Oz Management and its subsidiaries, are excluded from the representations and warranties and the restrictions contained in certain of the foregoing covenants.
The Senior Credit Agreement contains customary events of default for a transaction of this type. If an event of default under the Senior Credit Agreement occurs and is continuing, then, at the request (or with the consent) of the lenders holding a majority of the commitments and loans under the Senior Credit Agreement, upon notice by the administrative agent to the Borrower, the obligations under the Senior Credit Agreement shall become immediately due and payable. In addition, if the Borrower or any of its material subsidiaries becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Senior Credit Agreement will automatically become immediately due and payable.
The preceding is a summary of the terms of the Senior Credit Agreement and is qualified in its entirety by reference to the full text of the Senior Credit Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference as though they were fully set forth herein.
Amendment to the Unit Designations of the Class A Cumulative Preferred Units of the Operating Group Entities
In connection with the Senior Credit Agreement, conforming and related amendments have been made to the terms of the Class A Cumulative Preferred Units in each of the Operating Group Entities, as set forth in the Unit Designation of the Preferences and Relative, Participating, Optional, and Other Special Rights, Powers and Duties of Class A Cumulative Preferred Units of the Operating Group Entities (the “Unit Designations”), by amending and restating the Unit Designations.

Item 1.02 Termination of a Material Definitive Agreement.
Termination of the Revolving Credit Agreement
On the Closing Date, in connection with entry into the Senior Credit Agreement as described in Item 1.01 above, the Borrower terminated all commitments and repaid all obligations under the Borrower’s existing credit and guaranty agreement, dated as of November 20, 2014 (as amended, the “Revolving Credit Agreement”), among the Operating Group Entities, Och Ziff Finance Co. LLC, certain financial institutions, as lenders and JPMorgan Chase Bank, N.A. as administrative agent. On the Closing Date, upon the termination of all commitments and repayment of all obligations, all of the guarantees of the obligations under the Revolving Credit Agreement were released, and the Revolving Credit Agreement was terminated. No early termination penalties were incurred by the Borrower in connection with the termination of the Revolving Credit Agreement.
The information set forth in Item 1.01 above is hereby incorporated by reference in this Item 1.02.
Satisfaction and Discharge of 4.500% Senior Notes due 2019
On April 5, 2018, Och-Ziff Finance Co. LLC, a wholly owned subsidiary of Oz Management (“Oz Finance”), delivered a conditional notice of redemption (the “Notice”) to holders of all $400,000,000 in aggregate principal amount of its outstanding 4.500% Senior Notes due 2019 (the “Notes”). The Notes had been issued under the First Supplemental Indenture, dated as of November 20, 2014, to the Indenture, dated as of November 20, 2014 (as so supplemented, the “Indenture”), among Oz Finance, as issuer, the guarantors named therein and Wilmington Trust, National Association, as trustee (the “Trustee”). Upon completion by Oz Management of the debt financing under the Senior Credit Agreement, as set forth in Item 1.01 above, the conditions to the redemption under the Notice were satisfied.
On April 10, 2018, Oz Finance deposited or caused to be deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness under the Notes and the Indenture was satisfied and discharged with respect to the Notes (other than with respect to those provisions of the Indenture that expressly survive satisfaction and discharge). As previously announced, the Notes will be redeemed on May 5, 2018, in accordance with the Indenture.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information required by this Item 2.03 is set forth under Item 1.01 above and is hereby incorporated by reference in response to this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1
Credit and Guaranty Agreement, dated as of April 10, 2018, among OZ Management LP, as borrower, OZ Advisors LP and OZ Advisors II LP, as guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC
(Registrant)

By:	/s/ Alesia J. Haas
Alesia J. Haas
Chief Financial Officer and Executive Managing Director
April 10, 2018

Exhibit Index

Exhibit No.	Description
10.1
Credit and Guaranty Agreement, dated as of April 10, 2018, among OZ Management LP, as borrower, OZ Advisors LP and OZ Advisors II LP, as guarantors, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.